UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2020

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 9, 2020, Hanesbrands Inc. (the “Company” or “Hanesbrands”) announced that its Board of Directors (the “Board”) approved the appointment of Stephen B. Bratspies as Chief Executive Officer of Hanesbrands, effective August 3, 2020 (the “effective date”). Mr. Bratspies succeeds Gerald W. Evans, Jr., who, as previously disclosed, will retire from his position as Chief Executive Officer of Hanesbrands on the effective date. As previously disclosed, Mr. Evans will continue to provide services to Hanesbrands pursuant to a Transition and Retirement Agreement to provide for a smooth transition to Mr. Bratspies.

Mr. Bratspies, 52, joins Hanesbrands from Walmart Inc. (“Walmart”), a publicly traded multinational retail company that operates a chain of supercenters, discount stores, grocery stores and warehouse clubs, where he served most recently as Chief Merchandising Officer starting in 2015. Mr. Bratspies has served in various capacities at Walmart since 2005, including as Executive Vice President, Food from 2014 to 2015 and as Executive Vice President, General Merchandise from 2013 to 2014. Mr. Bratspies earned an M.B.A. from The Wharton School at the University of Pennsylvania, and a B.A. in Economics from Franklin and Marshall College.

In connection with Mr. Bratspies’ appointment as CEO, the Board expects to elect Mr. Bratspies to the Board of Directors as of the effective date.

There is no arrangement or understanding between Mr. Bratspies and any other person pursuant to which he was selected for his position. There are no family relationships between Mr. Bratspies and any director or executive officer of the Company. Mr. Bratspies has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Bratspies will receive an annual base salary of $1,100,000, a target Annual Incentive Plan opportunity of 150% of his annual base salary, and a target Long-Term Incentive Program opportunity of $6,750,000, delivered as 50% time-based and 50% performance-based awards. Mr. Bratspies’ compensation for 2020 will be prorated from the effective date. In addition, Mr. Bratspies is expected to receive a transition equity award of stock options in three tranches: (1) options to purchase 83,333 shares with a per share exercise price equal to 100% of the closing price of Hanesbrands’ common stock on the effective date that will cliff vest after 1 year, (2) options to purchase 83,333 shares with a per share exercise price equal to 120% of the closing price of Hanesbrands’ common stock on the effective date that will cliff vest after 2 years, and (3) options to purchase 83,334 shares with a per share exercise price equal to 140% of the closing price of Hanesbrands’ common stock on the effective date that will cliff vest after 3 years. He will be eligible to participate in Hanesbrands’ other employee benefits plans and arrangements on the same terms as the Company’s other executive officers. Hanesbrands expects to enter into a Severance/Change in Control Agreement with Mr. Bratspies on substantially the same terms and conditions as those described in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders (the “Proxy Statement”), filed with the Securities and Exchange Commission March 16, 2020, under “Compensation Discussion and Analysis—Severance Arrangements.” The description of the material terms of the Severance/Change in Control Agreement is qualified in its entirety by reference to the full text of the form of Severance/Change in Control Agreement that the Company expects to enter into with Mr. Bratspies, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Additional information about the Company’s annual incentive and long-term compensation plans can be found in the Company’s Proxy Statement. A copy of the Company’s press release announcing the executive leadership succession plan is attached as Exhibit 99.1 hereto and incorporated herein by reference

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Form of Severance/Change in Control Agreement.*

Exhibit 99.1	Press Release dated June 9, 2020.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Management contract or compensatory plans or arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hanesbrands Inc.

Date: June 9, 2020	By:	/s/ Joia M. Johnson
	Name:	Joia M. Johnson
	Title:	Chief Administrative Officer, Chief Legal Officer, General Counsel and Corporate Secretary